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                                                                     EXHIBIT 8.1

                            OPINION OF COOLEY GODWARD

July 13, 2000

Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA  92880

Ladies and Gentlemen:

This opinion is being delivered to you in connection with your acquisition of Schein Pharmaceutical, Inc. (the "Company") pursuant to the merger of WS Acquisition Corp. ("Purchaser") with and into the Company (the "Merger") under the Agreement and Plan of Merger dated as of May 24, 2000 by and among you, Purchaser and the Company (the "Merger Agreement"), as described in the Proxy Statement - Prospectus pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission.

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

We have acted as counsel to Watson Pharmaceuticals, Inc. ("Parent"), in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

        (a)the Merger Agreement; and

        (b)such other instruments and documents related to the formation, organization and operation of Parent, Purchaser and the Company or to the consummation of the Merger and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

        (b)All representations, warranties and statements made or agreed to by Parent, Purchaser and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) are true and accurate at all relevant times;

        (c) The Merger will be consummated in accordance with the terms of the Merger Agreement without any waiver, breach, or amendment of any covenant, condition or other provision thereof; and

        (d)Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

        We have reviewed the information and statements contained in the Proxy Statement - Prospectus under the heading "Material Federal Income Tax Consequences" (the "Tax Discussion") and we believe that, subject to the qualifications and limitations contained in the Tax Discussion, the matters stated in the Tax Discussion, to the extent that they represent matters of law or legal conclusions, are fairly presented as of the date hereof, and that the Tax Discussion addresses the material federal income tax considerations relevant to the Company's stockholders.

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This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular stockholder in light of personal circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of Company capital stock pursuant to the exercise of options or otherwise as compensation or who hold their Company capital stock as part of a straddle or risk reduction transaction).

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It may not be relied upon or utilized for any other purpose or by any person other than you and the Company stockholders and may not be made available to any other person without our prior written consent. We consent to the reproduction and filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the heading "Experts" in such Registration Statement.

Sincerely,

/s/ Webb B. Morrow III
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Webb B. Morrow III